Exhibit 99.1

For Immediate Release	Contact:	Robert E. Ostendorf, Jr.

President & CEO

(920) 725-7000
Neenah, WI — Tuesday, January 19, 2010
Neenah Enterprises, Inc. (NEI) announced today that Dale E. Parker, currently the Chief Financial Officer of PaperWorks Industries Inc., Philadelphia, PA, has accepted the position of Chief Financial Officer for NEI.
Parker (58), who has an MBA from Xavier and is a CPA, has served as Chief Financial Officer at various public and private companies, including 6 years as Vice President and Chief Financial Officer at Appleton Papers, where he also served on the Board of Directors.
Parker will replace Jeffrey S. Jenkins, who resigned for personal reasons and will return to the Lincoln, Nebraska area. Jenkins has agreed to continue to be available to support NEI for a six-month transition period.
“We look forward to someone of Dale’s experience and seniority joining our team,” said NEI President and Chief Executive Officer, Bob Ostendorf. “As NEI continues to navigate through challenging financial times, Dale’s leadership ability will be a valuable asset. We are also grateful that Jeff will be available to support an orderly transition. In addition, we would like to thank Jeff for his significant contribution over the twenty (20) years of service he has provided to NEI (Deeter). We wish him well in his personal and professional life.”
About Neenah Enterprises, Inc. and Neenah Foundry Company
Neenah Enterprises, Inc. is the indirect parent holding company of Neenah Foundry Company. Neenah Foundry Company and its subsidiaries manufacture and market a wide range of iron castings and steel forgings for the heavy municipal market and selected segments of the industrial markets. Neenah is one of the largest independent foundry companies in the United States, with substantial market share in the municipal and various industrial markets for gray and ductile iron castings and forged steel products. Additional information about Neenah is available on the Company’s web site at www.nfco.com.
Forward- Looking Statements
This press release may be viewed to contain forward-looking statements. These statements are based on the Company’s current expectations and involve risks and uncertainties that could cause actual results and events to differ materially from those described in the statements. The words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Factors that could cause our results to differ materially from current expectations include those referenced in the Company’s Form 10-K for the year ended September 30, 2009 or subsequent SEC filings. You should not place undue reliance on these forward-looking statements, which reflect the Company’s opinions only as of the date of this press release. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements after the date of this press release.
Contacts:
Neenah Foundry Company
Robert Ostendorf
920-725-7000